Exhibit 99.1
MEADOWBROOK INSURANCE GROUP, INC.
(NYSE — MIG)

CONTACT:	Karen M. Spaun, SVP & Chief Financial Officer, (248) 204-8178
Holly Moltane, Director of External Financial Reporting, (248) 204-8590
MEADOWBROOK INSURANCE GROUP, INC.
ANNOUNCES OVERSUBSCRIPTION OF BANK COMMITMENTS TO FINANCE ITS MERGER WITH PROCENTURY
SOUTHFIELD, MICHIGAN
July 10, 2008
Meadowbrook Insurance Group, Inc. (NYSE: MIG) announced today that, as anticipated, it has now received financing commitments for its proposed $100 million senior credit facilities (the “Credit Facilities”), which are being arranged by Banc of America Securities LLC. The syndication was well oversubscribed and final allocations of lenders’ commitments are in process of being determined. As previously announced on June 27, 2008, Meadowbrook had received financing commitments from Bank of America, N.A., J.P. Morgan Chase Bank, N.A., and KeyBank N.A., which were received in advance of the launch of the general syndication of the Credit Facilities which occurred on Monday, June 23, 2008. The additional commitments, are from Charter One Bank, The Private Bank and US Bank, and like the previously received commitments, are subject to the preparation, execution, and delivery of a mutually acceptable credit agreement.
The proposed Credit Facilities include a $65 million term loan facility, which is expected to be fully funded at the closing of the merger with ProCentury Corporation and a $35 million revolving credit facility, which is expected to be partially funded at closing. The actual amount of the revolving credit facility to be utilized at closing will vary depending upon Meadowbrook’s share price as calculated in accordance with the merger agreement. The undrawn portion of the revolving credit facility is intended to be available post-closing to finance working capital and for general corporate purposes, including but not limited to, surplus contributions to our insurance company subsidiaries to support premium growth or strategic acquisitions by the Company. The merger is anticipated to close sometime during the third quarter, as soon as practicable following the special shareholder meetings scheduled for July 14th and receipt of all necessary regulatory approvals.
Meadowbrook’s President and Chief Executive Officer, Robert S. Cubbin, stated: “We are pleased that we have received the remaining commitments to our credit facilities and look forward to closing on the merger transaction. The management teams of both companies have been working very closely together to implement the growth strategies we have identified that are created by the merger of these two very strong and disciplined operations. We are very enthusiastic about the opportunity to join forces with the exceptional talent at ProCentury.”
About Meadowbrook Insurance Group
A leader in the specialty program management market, Meadowbrook is a risk management organization, specializing in alternative risk management solutions for agents, professional/trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol “MIG”. For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.
This release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to the benefits of the merger, including future financial and operating results, cost savings, enhanced revenues and the accretion/dilution to reported earnings that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. Meadowbrook intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained

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in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of Meadowbrook, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. Meadowbrook’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of Meadowbrook and its respective subsidiaries include, but are not limited to: the risk that the businesses of Meadowbrook in connection with the merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the merger; the ability to obtain required governmental and stockholder approvals, and the ability to complete the merger on the expected timeframe. Other factors that could cause Meadowbrook’s actual results to differ materially from those expressed or implied are discussed under “Risk Factors” in its most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission (“SEC”). Meadowbrook does not undertake any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
The proposed merger will be submitted to Meadowbrook’s and ProCentury’s shareholders for their approval. Meadowbrook has filed a registration statement and Meadowbrook and ProCentury have filed a definitive joint proxy statement-prospectus and both companies will file other relevant documents with the SEC. Shareholders are urged to read the registration statement and joint proxy statement-prospectus regarding the proposed merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, as they will contain important information. Investors will be able to obtain a free copy of the registration statement and joint proxy statement-prospectus, as well as other filings containing information about Meadowbrook and ProCentury, at the SEC’s website (http://www.sec.gov). Investors will also be able to obtain these documents, free of charge, by accessing Meadowbrook’s website (http://www.meadowbrook.com), or by accessing ProCentury’s website (http://www.procentury.com).
Meadowbrook and ProCentury and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Meadowbrook and/or ProCentury in connection with the proposed merger. Information about the directors and executive officers of Meadowbrook is set forth in the proxy statement for Meadowbrook’s 2008 annual meeting of shareholders, as filed with the SEC on March 26, 2008. Information about the directors and executive officers of ProCentury is set forth in ProCentury’s annual report on Form 10-K, as filed with the SEC on March 17, 2008. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement regarding the proposed merger. Investors may obtain free copies of these documents as described above.